UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 14, 2009

Date of Report (Date of earliest event reported)

Commission File Number: 0-51414

Lucas Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada, United States

(State or other jurisdiction of incorporation or organization)

98-0417780

(I.R.S. Employer ID Number)

6800 West Loop South, Suite 415, Bellaire, Texas 77401

(Address of principal executive offices) (Zip code)

(713) 528-1881

(Issuer's telephone number)

N/A

(Former Name, Former Address and Former Fiscal Year if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 14, 2009, the Board of Directors of Lucas Energy, Inc. (the "Company") accepted the resignation of Rick Schmid from his position as a director. Mr. Schmid resigned in order to pursue other business interests and was not the result of any disagreements with the Company of any kind.

On April 14, 2009, the Company’s Board of Directors voted to appoint Don L. Sytsma to replace Malek Bohsali as the Company’s Chief Financial Officer. Mr. Bohsali will remain in his position as the Company’s corporate secretary.

From January 2005 to October 2008, Mr. Sytsma was a director, Treasurer and Chief Financial Officer of Gulf Western Petroleum (formerly Wharton Resources). Since April 2003, Mr. Sytsma has been president of DLS Energy Associates, LLC, an independent consulting company. From November 2003 to June 2005, Mr. Sytsma was Chief Financial Officer of Altus, and from November 2003 through February 2006, Mr. Sytsma was a director of Altus. From May 2001 to April 2003, Mr. Sytsma was Vice-President of R.J. Rudden Associates. Mr. Sytsma has over 25 years’ experience in the energy industry in the upstream midstream and downstream segments. Mr. Sytsma received his bachelor’s of science in accounting from Indiana University in May 1979 with highest distinction. Mr. Sytsma is a former Executive Committee Member of the North America Energy Standards Board and Co-Chaired multiple industry subcommittees, developing standards for the U.S. energy markets. Mr. Sytsma is a certified public accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2009

LUCAS ENERGY, INC.

/s/ William Sawyer
William Sawyer
President and Chief Executive Officer